Exhibit 23.2

              Independent Registered Public Accounting Firm Consent



We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File Nos. 33-16279, 333-52475 and 333-52477) of our reports dated March 7, 2007, on our audits of the consolidated financial statements and financial statement schedules of Martin Yale International GmbH as of December 30, 2006 and December 31, 2005, and for each of the three years in the period ended December 30, 2006, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2007, on our audit of the internal control over financial reporting of the Company as of December 30, 2006, which report is included in this Annual Report on Form 10-K.

/s/ FALK & Co GmbH

FALK & Co GmbH
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft
Heidelberg/Germany,
March 7, 2007

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